Exhibit 4.1

ROWAN COMPANIES, INC.

as the Company

ROWAN COMPANIES PLC

as Guarantor

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of June 7, 2019

to

INDENTURE

Dated as of July 21, 2009

4.875% SENIOR NOTES DUE 2022

4.75% SENIOR NOTES DUE 2024

7.375% SENIOR NOTES DUE 2025

5.4% SENIOR NOTES DUE 2042

5.85% SENIOR NOTES DUE 2044

NINTH SUPPLEMENTAL INDENTURE, dated as of June 7, 2019 (this “Supplemental Indenture”), among ROWAN COMPANIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), ROWAN COMPANIES PLC, a public limited company incorporated under the laws of England and Wales (“Rowan UK”), and U.S. BANK NATIONAL ASSOCIATION, a nationally chartered banking association, as trustee (in such capacity, the “Trustee”) under the Indenture, dated as of July 21, 2009 (the “Base Indenture”), between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have heretofore executed the Base Indenture, as supplemented by (i) with respect to the 4.875% Senior Notes due 2022 (the “2022 Notes”), the Fourth Supplemental Indenture, dated as of May 21, 2012 (the Base Indenture, as so supplemented, the “2022 Notes Indenture”), (ii) with respect to the 4.75% Senior Notes due 2024 (the “2024 Notes”), the Sixth Supplemental Indenture, dated as of January 15, 2014 (the Base Indenture, as so supplemented, the “2024 Notes Indenture”), (iii) with respect to the 7.375% Senior Notes due 2025 (the “2025 Notes”), the Eighth Supplemental Indenture, dated as of December 19, 2016 (the Base Indenture, as so supplemented, the “2025 Notes Indenture”), (iv) with respect to the 5.4% Senior Notes due 2042 (the “2042 Notes”), the Fifth Supplemental Indenture, dated as of December 11, 2012 (the Base Indenture, as so supplemented, the “2042 Notes Indenture”), and (v) with respect to the 5.85% Senior Notes due 2044 (the “2044 Notes”; the 2022 Notes, 2024 Notes, 2025 Notes, 2042 Notes and the 2044 Notes, each, a “Series of Notes” and, collectively, the “Notes”), the Seventh Supplemental Indenture, dated as of January 15, 2014 (the Base Indenture, as so supplemented, the “2044 Notes Indenture”; the 2022 Notes Indenture, the 2024 Notes Indenture, the 2025 Notes Indenture, the 2042 Notes Indenture and the 2044 Notes Indenture, each an “Existing Indenture” and, collectively, the “Existing Indentures”), in each case, among the Company, Rowan UK and the Trustee; and

WHEREAS, Section 9.2 of the Base Indenture provides, with exceptions not here applicable, that the Company and the Trustee may amend or supplement each Existing Indenture with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes of the applicable Series of Notes affected by such amendment or supplemental indenture voting as a separate class; and

WHEREAS, pursuant to a solicitation of consents by Ensco Rowan plc, a public limited company organized under the laws of England and Wales (“EnscoRowan”), on behalf of the Company, as set forth in the Consent Solicitation Statement dated June 3, 2019 of EnscoRowan relating to the Notes (the “Consent Solicitation Statement”), the Holders of a majority in aggregate principal amount of the Outstanding Notes of each Series of Notes have consented to the execution and delivery of this Supplemental Indenture, and the execution and delivery of this Supplemental Indenture is permitted by Section 9.2 of the Base Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture legal, valid and binding obligation of the Company and the Guarantor according to its terms have been done;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the applicable Series of Notes, as follows:

ARTICLE ONE
RELATION TO EXISTING INDENTURES; DEFINITIONS

Section 1.01                            Relation to Existing Indentures.

With respect to each Series of Notes, this Supplemental Indenture constitutes an integral part of the Existing Indenture with respect to such Series of Notes.

Section 1.02                            Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Existing Indenture for the applicable Series of Notes.

Section 1.03                            General References.

Unless otherwise specified or unless the context otherwise requires, (i) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Supplemental Indenture.

ARTICLE TWO
AMENDMENTS TO EXISTING INDENTURES

With respect to the Notes, Articles One, Seven, Eight and Ten of each Existing Indenture are hereby amended as set forth below in this Article Two; provided, however, that each such amendment shall apply only to the Series of Notes issued under such Existing Indenture and not to any other series of Securities issued under the Base Indenture or any other Existing Indenture. The amendments to an Existing Indenture effected pursuant to this Article Two shall not become operative with respect to such Existing Indenture and the Series of Notes issued thereunder until (i) payment of the applicable Consent Fee (as defined in the Consent Solicitation Statement) with respect to each Note of such Series of Notes for which a Consent Fee is payable and (ii) the Internal Reorganization (as defined in the Consent Solicitation Statement) is consummated or EnscoRowan otherwise becomes an obligor under such Series of Notes and such Existing Indenture.

Section 2.01                            Defined Terms.

Subject to the limitations set forth in the preamble to Article Two of this Supplemental Indenture, Section 1.1 of each Existing Indenture is hereby amended by inserting or restating, as the case may be, each of the following defined terms in its appropriate alphabetical position:

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

(i)                                     all current liabilities (excluding liabilities that are extendible or renewable at Parent’s option to a date more than 12 months after the date of calculation and excluding current maturities of long-term Indebtedness); and

(ii)                                  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

Parent will calculate its Consolidated Net Tangible Assets based on its most recent quarterly balance sheet and in accordance with GAAP.

“EnscoRowan” means Ensco Rowan plc, a public limited company organized under the laws of England and Wales.

“Entity” means a corporation, limited liability company or business trust (or functional equivalent of the foregoing under applicable foreign law).

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“Indebtedness” means:

(i)                                     all indebtedness for borrowed money (whether full or limited recourse);

(ii)                                  all obligations evidenced by bonds, debentures, notes or other similar instruments;

(iii)                               all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement;

(iv)                              all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

(v)                                 all Capital Lease Obligations;

(vi)                              all Indebtedness of others secured by a Lien on any asset of the Person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the Person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the Person); or

(vii)                           all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the Person in question to the extent of such guarantee.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Parent and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Lien” means any mortgage, pledge, lien, charge, security interest or similar encumbrance. Parent or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Parent” means EnscoRowan; provided, however, that if EnscoRowan shall become the “Company” pursuant to the applicable provisions of the Indenture, then each reference to “Parent” herein shall instead be a reference to the “Company”.

“Pari Passu Indebtedness” means any of Parent’s Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

“Permitted Liens” means:

(i)                                     Liens existing on the Issue Date;

(ii)                                  Liens on property or assets of, or any shares of stock of, or other equity interests in, or Indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Parent or at the time such Person is merged into or consolidated with Parent or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to Parent or a Subsidiary, and not incurred in contemplation of such merger, consolidation, sale, lease or other disposition;

(iii)                               Liens in favor of Parent or any of its Subsidiaries or Liens securing debt of a Subsidiary owing to Parent or to another Subsidiary;

(iv)                              Liens in favor of governmental bodies to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute;

(v)                                 Liens securing industrial revenue, pollution control or similar revenue bonds;

(vi)                              Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets;

(vii)                           statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s, maritime or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

(viii)                        Liens in connection with in rem and other legal proceedings, which are being contested in good faith;

(ix)                              Liens securing taxes, assessments, government charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(x)                                 Liens on the stock, partnership or other equity interest of Parent or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

(xi)                              Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by Parent or any of its Subsidiaries in the ordinary course of business;

(xii)                           Liens on current assets of Parent or any of its Subsidiaries securing Parent’s Indebtedness or Indebtedness of any such Subsidiary, respectively;

(xiii)                        deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

(xiv)                       any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above, provided that the amount of

Indebtedness secured by such extension, substitution, replacement or renewal shall not exceed the principal amount of Indebtedness being substituted, extended, replaced or renewed, together with the amount of any premiums, fees, costs and expenses associated with such substitution, extension, replacement or renewal, nor shall the pledge, mortgage or lien be extended to any additional Principal Property unless otherwise permitted under Section 10.6.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by Parent or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors of Parent, is of material importance to the business of Parent and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which Parent or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by Parent or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between Parent and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation, of the Principal Property.

“Subsidiary” means a Person at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by Parent or by one or more other Subsidiaries, or by Parent and one or more other Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Voting Stock” means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

“Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of that Person to the extent:

(i)                                     all of the Voting Stock of such Subsidiary, other than any director’s qualifying shares mandated by applicable law, is owned directly or indirectly by such Person; or

(ii)                                  such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by another Person, if such Person:

(a)                                 directly or indirectly owns the remaining capital stock of such Subsidiary; and

(b)                                 by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

Section 2.02                            Reports by Parent.

Subject to the limitations set forth in the preamble to Article Two of this Supplemental Indenture, Section 7.4 of each Existing Indenture is hereby replaced in its entirety with the following:

Section 7.4 Reports by Parent.

Parent shall comply with Section 314(a) of the Trust Indenture Act. For the avoidance of doubt, any report, information or document required to be filed with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act shall be deemed so filed to the extent Parent has filed or furnished such report, information or document with the SEC using the EDGAR filing system and such report, information or document is publicly available. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 2.03                            Parent May Consolidate, Etc., Only On Certain Terms.

Subject to the limitations set forth in the preamble to Article Two of this Supplemental Indenture, Section 8.1 and Section 8.2 of each Existing Indenture are hereby replaced in their entirety with the following:

Section 8.1 Parent May Consolidate, Etc., Only On Certain Terms.

Parent will not, directly or indirectly, in any transaction or series of related transactions: (1) consolidate or merge with or into another Person (whether or not Parent is the surviving Person); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of Parent’s and its Subsidiaries’ properties or assets taken as a whole; or (3) assign any of Parent’s obligations under the Notes and the Indenture, in one or more related transactions, to another Person; unless:

(i)            either: (A) Parent is the surviving or continuing Person; or (B) the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than Parent) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an Entity, validly organized and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any state of the United States, the District of Columbia, the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, Ireland, or any other member country of the European Union;

(ii)           the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than Parent) or the Person to which such sale, assignment,

transfer, conveyance or other disposition shall have been made assumes all of Parent’s obligations under the Notes and the Indenture;

(iii)          immediately after such transaction no Default or Event of Default exists; and

(iv)          Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation or sale, assignment, transfer, conveyance or other disposition of such properties or assets or assignment of Parent’s obligations under the Notes and the Indenture, comply with the Indenture.

(b)           Parent will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c)           Notwithstanding the foregoing, the limitations described above shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Parent and any of its Wholly Owned Subsidiaries.

Section 8.2 Successor Substituted.

Upon any consolidation or merger, any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Parent’s and its Subsidiaries’ properties or assets taken as a whole, or any assignment of the obligations under the Notes and this Indenture in accordance with Section 8.1 hereof, the Person formed by, surviving or continued by any such consolidation or merger (if other than Parent) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Parent” shall refer instead to such successor Person and not to Parent), and may exercise every right and power of Parent under this Indenture with the same effect as if such successor Person had been named as Parent herein; provided, however, that the predecessor Parent shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of Parent’s assets that meets the requirements of Section 8.1 hereof.

Section 2.04                            Limitation on Liens.

Subject to the limitations set forth in the preamble to Article Two of this Supplemental Indenture, Section 10.6 of each Existing Indenture is hereby replaced in its entirety with the following:

Section 10.6 Limitation on Liens.

(a)           Parent will not, and will not permit any of its Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the Notes (together with, if Parent so determines, any other Indebtedness or other obligation of Parent or any Subsidiary) shall be secured equally and ratably with (or, at the option of Parent, prior to) the Indebtedness so secured by a Lien on the same assets of Parent or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

(b)           Notwithstanding the foregoing, Parent and its Subsidiaries may, without securing the Notes, incur, issue or assume Indebtedness that would otherwise be subject to the restrictions set forth in this Section 10.6 in an aggregate principal amount that, together with all other such Indebtedness of Parent and its Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale and Leaseback Transactions (other than Sale and Leaseback Transactions in connection with which Parent has voluntarily retired any of the Notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to Section 10.7(b)(iii)(x)) does not at any one time exceed 15% of Consolidated Net Tangible Assets.

(c)           For purposes of this Section 10.6, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.

Section 2.05                            Limitation on Sale and Leaseback Transactions.

Subject to the limitations set forth in the preamble to Article Two of this Supplemental Indenture, Section 10.7 of each Existing Indenture is hereby replaced in its entirety with the following:

Section 10.7 Limitation/Sale and Leaseback Transactions.

(a)           So long as the Notes are outstanding, Parent will not, and Parent will not permit any Subsidiary to, sell or transfer (other than to Parent or a Wholly Owned Subsidiary) any Principal Property, whether owned at the date of the Indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Indebtedness in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 15% of Consolidated Net Tangible Assets.

(b)           Notwithstanding the foregoing, Parent or any Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by the Board of Directors of Parent and:

(i)            Parent or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction secured by a Lien on the property subject to such Sale and Leaseback Transaction pursuant to Section 10.6 without equally and ratably securing the Notes pursuant to such Section;

(ii)           after the Issue Date and within a period commencing nine months prior to the consummation of such Sale and Leaseback Transaction and ending nine months after the consummation thereof, Parent or such Subsidiary shall have expended for property used or to be used in the ordinary course of its business and that of its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale and Leaseback Transaction and Parent shall have elected to designate such amount as a credit against such Sale and Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (iii) below or as otherwise permitted); or

(iii)          Parent, during the nine-month period after the effective date of such Sale and Leaseback Transaction, shall have applied to either (x) the voluntary defeasance or retirement of any Notes, any Pari Passu Indebtedness or any Funded Indebtedness or (y) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale and Leaseback Transaction and the fair value, as determined by the Board of Directors of Parent, of such property as of the time of entering into such Sale and Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by Parent as set forth in the preceding clause (ii)), less an amount equal to the sum of the principal amount of Notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by Parent plus any amount expended to acquire any Principal Properties at fair value, within such nine month period and not designated as a credit against any other Sale and Leaseback Transaction entered into by Parent or any of its Subsidiaries during such period.

ARTICLE THREE
AMENDMENTS TO THE 2025 NOTES INDENTURE

With respect to the 2025 Notes only, the 2025 Notes Indenture is hereby amended as set forth below in this Article Three. The amendments to the 2025 Notes Indenture effected pursuant to this Article Three shall not become operative with respect to the 2025 Notes Indenture and the 2025 Notes until (i) payment of the applicable Consent Fee with respect to each 2025 Note for which a Consent Fee is payable and (ii) immediately prior to the consummation of the Internal Reorganization.

Section 3.01                            Defined Terms.

Subject to the limitations set forth in the preamble to Article Three of this Supplemental Indenture, Section 1.1 of the 2025 Notes Indenture is hereby amended by (a) amending the definition of “Redomestication” by replacing each reference to “Rowan UK” with “the Company” and (b) inserting or restating, as the case may be, each of the following defined terms in its appropriate alphabetical position:

“Change of Control” means the occurrence of any of the following, other than in connection with the Internal Reorganization: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company), in one or a series of related transactions, of all or substantially all of the properties or assets of the

Company and its Subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Company or one of its Subsidiaries, or a Person controlled by the Company or one of its Subsidiaries; (b) the consummation of any transaction (including, without limitation, any merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Company (excluding a Redomestication of the Company); and (c) the adoption by the board of directors of the Company of a plan of liquidation or dissolution for the Company.

“Internal Reorganization” has the meaning set forth in the Consent Solicitation Statement dated June 3, 2019, of Ensco Rowan plc relating to the Notes.

ARTICLE FOUR
MISCELLANEOUS

Section 4.01                            Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Existing Indentures.

The Trustee makes no representation or warranty as to the validity or sufficiency of the information contained in the Consent Solicitation Statement, except such information which specifically pertains to the Trustee itself, or any information incorporated therein by reference.

Section 4.02                            Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, each Existing Indenture shall continue in full force and effect in accordance with the provisions thereof, and each Existing Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of each Existing Indenture, as applicable, in the manner and to the extent herein and therein provided.

Section 4.03                            Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.04                            Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this instrument and of signature pages thereof by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

THE COMPANY:

ROWAN COMPANIES, INC.

By:	/s/ Darin Gibbins
Name:	Darin Gibbins
Title:	Vice President and Treasurer

GUARANTOR:

ROWAN COMPANIES PLC

By:	/s/ Jonathan P. Cross
Name:	Jonathan P. Cross
Title:	Director

The above signatory for Rowan Companies plc signed in the presence of:

/s/ Roger C. McCartney

Print name of witness: Roger C. McCartney
Address:	4318 Oxbow Circle West
Fulshear, Texas 77441

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael K. Herberger
Name:	Michael K. Herberger
Title:	Vice President

Signature page to Ninth Supplemental Indenture